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                                                                Exhibit (a)(109)

                       PEOPLESOFT COMMENTS ON COURT RULING


PLEASANTON, CALIF. - SEPTEMBER 9, 2004 - PeopleSoft, Inc. (Nasdaq: PSFT) today announced that its Board of Directors will review the implications of today's ruling by the U.S. District Court, Northern District of California, in the antitrust lawsuit brought by the United States of America against Oracle Corporation (Nasdaq: ORCL).

The Company stated that PeopleSoft's Board has carefully considered and unanimously rejected each of Oracle's offers, including its current offer of $21.00 per share. On May 25, 2004, the Board concluded that the current offer was inadequate and did not reflect PeopleSoft's real value. The Board received the opinions of Citigroup Global Markets Inc. and Goldman, Sachs & Co. that the $21.00 per share offer was inadequate from a financial point of view.

PeopleSoft claims compensatory damages of more than $1 billion plus punitive damages in the Company's lawsuit against Oracle, which is scheduled to go to trial before a jury in Oakland, California, on November 1, 2004. PeopleSoft's complaint alleges that Oracle has engaged in unfair business practices, including a deliberate campaign to mislead PeopleSoft's customers and disrupt its business.

The Company also noted that the Department of Justice (DOJ) has 60 days to decide whether it will appeal the Court's ruling to the Ninth Circuit Court of Appeals and that the review by the European Commission of Oracle's bid is ongoing.

Citigroup Global Markets Inc. and Goldman, Sachs & Co. are financial advisors to PeopleSoft.


ABOUT PEOPLESOFT

PeopleSoft (Nasdaq: PSFT) is the world's second largest provider of enterprise application software with 12,200 customers in more than 25 industries and 150 countries. For more information, visit us at www.peoplesoft.com.

IMPORTANT ADDITIONAL INFORMATION

PeopleSoft has filed a Solicitation/Recommendation Statement on Schedule 14D-9 regarding Oracle's tender offer. PeopleSoft stockholders should read the
Schedule 14D-9 (including any amendments) because these documents contain important information. The Schedule 14D-9 and other public filings made by PeopleSoft with the SEC are available without charge from the SEC's website at www.sec.gov and from PeopleSoft at www.peoplesoft.com.

FORWARD-LOOKING STATEMENTS

This press release may contain forward-looking statements that state PeopleSoft's intentions, beliefs, expectations, or predictions for the future. You are cautioned that these statements are only predictions and may differ materially from actual future events or results. All forward-looking statements are only as of the date they are made and PeopleSoft undertakes no obligation to update or revise them. The specific forward-looking statements relate to such matters as the impact of PeopleSoft's combination with J.D. Edwards including the integration, the profitability
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of our international operations, and the combined Company's projected financial performance. Such forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause the PeopleSoft's actual results to differ materially from those projected in such forward-looking statements. These risks, assumptions and uncertainties include: our ability to successfully complete the integration of J.D. Edwards into PeopleSoft and to achieve anticipated synergies; the costs and disruption to our business arising from the Oracle tender offer; economic and political conditions in the U.S. and abroad; the ability to complete and deliver products and services within currently estimated time frames and budgets; the ability to manage expenses effectively; the ability to achieve revenue from products and services that are under development; competitive and pricing pressures; and other risks referenced from time to time in PeopleSoft's filings with the Securities and Exchange Commission. Please refer to PeopleSoft's most recent annual report on Form 10-K and subsequently filed quarterly reports on Form 10-Q for more information on the risk factors that could cause actual results to differ.

CONTACTS

Steve Swasey
PeopleSoft, Inc.
Public Relations
(925) 694-5230
steve_swasey@peoplesoft.com

Bob Okunski
PeopleSoft, Inc.
Investor Relations
(877) 528-7413
bob_okunski@peoplesoft.com

Joele Frank/Eric Brielmann
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449
jf@joelefrank.com/ewb@joelefrank.com